Exhibit 10.32

Name	Title	Percentage of Base Salary	Number of Months for COBRA

Marc Collett, Ph.D.	Vice President, Discovery Research	150%	18 months

Thomas F. Doyle	Vice President, General Counsel and Secretary	150%	18 months

Richard Farley	Vice President, Human Resources	100%	12 months

Jeffrey Hincks, Ph.D.	Vice President, Preclinical Development	100%	12 months

Mark McKinlay, Ph.D.	Vice President, Research & Development	150%	18 months

Vincent J. Milano	Vice President, Chief Financial Officer and Treasurer	150%	18 months

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), is made on this              day of             , 2003, by and between VIROPHARMA INCORPORATED (the “Company”) and              (the “Employee”).

WHEREAS, the Employee serves as an employee of the Company; and

WHEREAS, the Company and the Employee desire to establish certain protections for the Employee in the event of Employee’s termination of employment under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

SECTION 1 Definitions. As used herein:

1.1. “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.7.4, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” means fraud, embezzlement, or any other serious criminal conduct that adversely affects the Company committed intentionally by the Employee in connection with Employee’s employment or the performance of Employee’s duties as an officer or director of the Company or the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony.

1.4. “Change of Control” means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events:

1.4.1. the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated;

1.4.2. the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company;

1.4.3. the date the stockholders of the Company (or the Board, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s voting capital stock immediately prior to the merger or consolidation will have more than 50% of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held in the same proportion (on a fully diluted basis) as such holders’ ownership of voting capital stock of the Company immediately before the merger or consolidation;

1.4.4. the date any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (i) the Company, or (ii) any of its subsidiaries, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (iv) any affiliate (as such term is defined in Rule 405 promulgated under the Securities Act) of any of the foregoing, shall have acquired beneficial ownership of, or shall have acquired voting control over, 50% or more of the outstanding shares of the Company’s voting capital stock (on a fully diluted basis), unless the transaction pursuant to which such person, entity or group acquired such beneficial ownership or control (i) resulted from the original issuance by the Company of shares of its voting capital stock, (ii) was approved by at least a majority of Directors who were either members of the Board on the date that this Agreement was originally adopted by the Board or members of the Board for at least twelve (12) months before the date of such approval and (iii) does not otherwise constitute a Change of Control pursuant to Section 1.4.3 of this Agreement;

1.4.5. the date the Board determines (in its sole discretion) that based on then-currently available information, the events described in Section 1.4.4 are reasonably likely to occur; or

1.4.6. the first day after the date of this Agreement when members of the Board (each a “Director”) are elected such that there is a change in the composition of the Board such that a majority of Directors have been members of the Board for less than twelve (12) months, unless the nomination for election of each new Director who was not a Director at the beginning of such twelve (12) month period was approved by a vote of at least sixty percent (60%) of the Directors then still in office who were Directors at the beginning of such period;

provided, however, for purposes of determining the precise date of any Change of Control, an event described above will be deemed to have occurred on the date on which the last condition required for the consummation of that event is fulfilled or otherwise completed.

1.5. “Code” means Internal Revenue Code of 1986, as amended.

1.6. “Disability” means the Employee’s inability, by reason of any physical or mental impairment, to substantially perform Employee’s regular duties as contemplated by this Agreement, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present Employee’s case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

1.7. “Good Reason” means, without the Employee’s prior written consent, any of the following:

1.7.1. a change in the Employee’s role such that his or her authority, duties or responsibilities are not substantially equivalent to the Employee’s authority, duties or responsibilities in effect immediately prior to such change;

1.7.2. the location of the facility at which Employee is required to perform his or her duties is more than 50 miles from Exton, Pennsylvania, unless such new location does not increase the Employee’s commuting time;

1.7.3. a reduction of five percent (5%) or more in either of the Employee’s Base Salary or the amount of the Employee’s Target Bonus;

1.7.4. the Company’s failure to pay or make available any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement.

However, the foregoing events or conditions will constitute Good Reason only if (A) such event or condition occurs during the period commencing on the date of a Change of Control and continuing for twelve consecutive months thereafter and (B) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Employee resigns Employee’s employment within 90 days following the expiration of that cure period.

1.8. “Release” means a release substantially identical to the one attached hereto as Exhibit A.

1.9. “Target Bonus” means, with respect to any year, the target amount of the annual bonus that would be payable to the Employee with respect to that year, whether under an employment or incentive agreement, under any bonus plan or policy of the Company or otherwise, assuming that all applicable performance goals are met and conditions to the payment of such bonus are satisfied.

SECTION 2 Certain Terminations Following a Change of Control. If the Employee’s employment with the Company ceases within the twelve (12) month period following the date of a Change of Control as a result of a termination by the Company without Cause, a resignation by the Employee for Good Reason or due to Employee’s death or Disability, then subject to Section 4 and Section 5:

2.1 the Company will make a lump sum cash payment to the Employee of all accrued but unpaid compensation through the date of such termination;

2.2 the Company will make a lump sum cash payment to the Employee equal to      % of the Employee’s Base Salary as in effect on such date (without taking into effect any reduction described in Section 1.7.3 above); and

2.3 for a period of              months commencing from the date of the Employee’s termination of employment, the Company will waive all applicable premiums otherwise due for any group health continuation coverage elected by the Employee or Employee’s spouse or eligible dependents under COBRA (29 U.S.C. §§ 1161-1169) to the extent the Company would have paid such premiums for Employee during Employee’s term of employment with the Company;

provided, however, that if the Company’s obligation to make the payments provided for in clause 2.1 above arises due to the Employee’s death or Disability, the cash payments described in clause 2.1 will be offset by the amount of benefits paid to the Employee (or Employee’s representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or disability plans, policies or arrangements of the Company by virtue of Employee’s death or Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by the Company or by premium payments made by the Company). The payments and benefits described in this section are in lieu of (and not in addition to) any other severance plan, fund, agreement or other arrangement maintained by the Company.

SECTION 3 Parachute Payments. Payments under Section 2 shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of any amount payable under Section 2, then the amount payable under such sections will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent such payments are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accounting firm selected by the Board. In the event of any underpayment or overpayment under Section 2 (as determined after application of this Section 8), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Section 3, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

SECTION 4 Timing of Payments Following Termination. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 2 (other than any amounts payable pursuant to Section 2(a)) are conditioned on the Employee’s execution and delivery to the Company of the Release in a manner consistent with the Older Workers Benefit Protection Act and any similar state law that is applicable. The amounts described in Sections 2.1, and 2.2 (as applicable) will be paid in a lump sum, as soon as the Release becomes irrevocable following the Employee’s execution and delivery of the Release.

SECTION 5 Miscellaneous.

5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Employee hereby (a) waives any right to claim payment of amounts owed to her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

5.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

5.4. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of

Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

5.5. Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

ViroPharma Incorporated

405 Eagleview Boulevard

Exton, PA 19341

Attn: General Counsel

Fax: (610) 458-7830

If to Employee, to:

[                       ]

or to such other address as may be specified in a notice given by one party to the other party hereunder.

5.7. Entire Agreement; Amendments. This Agreement and the attached exhibit contain the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

5.8. Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

5.9. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.10. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

5.11. No Duty to Mitigate. Employee shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise, nor (except as otherwise provided in Section 2) will any payment or benefit hereunder be subject to offset or reduction in the event Employee does mitigate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

VIROPHARMA INCORPORATED

By: Title:

Employee

Exhibit A

Release and Non-Disparagement Agreement

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the          day of             ,              by and between              (the “Employee”) and VIROPHARMA, INCORPORATED (the “Company”).

WHEREAS, the Employee’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 2 of the Change of Control Agreement by and between the Company and the Employee dated as of              (the “Change of Control Agreement”), the Company has agreed to pay the Employee certain amounts and to provide Employee with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1 Consideration. The Employee acknowledges that: (a) the payments, rights and benefits set forth in Section 2 of the Change of Control Agreement constitute full settlement of all of Employee’s rights under the Change of Control Agreement, (b) the Employee has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of Employee’s execution of this Release, the payments and benefits specified in Section 2 of the Change of Control Agreement would not otherwise be due to the Employee.

SECTION 2 Release and Covenant Not to Sue. The Employee hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, Employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. The Employee expressly represents that he or she has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2, its parents, affiliates and subsidiaries), and that he has not assigned any claim against the Company (or its parents, affiliates and subsidiaries) to any other person or entity. The Employee further promises not to initiate a lawsuit or to bring any other claim against the Company (or its parents, affiliates and subsidiaries) arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 2 the Change of Control Agreement, (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and the Employee or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between the Employee and the

Company. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3 Survival. The Employee acknowledges that the terms of Section 5 of the Change of Control Agreement will survive the termination of Employee’s employment.

SECTION 4 Non-Disparagement. The Company (meaning, solely for this purpose, Company’s directors and executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage the Employee or the Employee’s performance or otherwise take any action which could reasonably be expected to adversely affect the Employee’s personal or professional reputation. Similarly, the Employee will not disparage Company or any of its directors, officers, agents or Employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or Employees.

SECTION 5 Cooperation. The Employee further agrees that, subject to reimbursement of Employee’s reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Employee was involved during Employee’s employment with Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6 Rescission Right. The Employee expressly acknowledges and recites that he or she (a) has read and understands this Release in its entirety, (b) has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) was provided 21 calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company.

SECTION 7 Challenge. If the Employee violates or challenges the enforceability of any provisions of the Change of Control Agreement or this Release, no further payments, rights or benefits under Section 2 of the Change of Control Agreement will be due to the Employee.

SECTION 8 Miscellaneous.

8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.

8.2. No Reinstatement. The Employee agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators and heirs. The Employee may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

VIROPHARMA, INCORPORATED

By: Title:

Employee